UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No. __)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

PLATINUM ENERGY RESOURCES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: N/A

(2) Form, Schedule or Registration Statement No.: N/A

(3) Filing Party: N/A

(4) Date Filed: N/A

Bubbling Crude
As Oil Prices Rise, Investors
Pour Into Risky Energy Plays
Hedge Funds, Private Equity
Steer Billions to Startups;
Bulls Cite Feverish Demand
Exotic Loans, New Managers
By ANN DAVIS
August 4, 2006; Page A1
Wall Street Journal

HOUSTON -- Barry Kostiner traded electricity and natural gas for eight years on Wall Street. Last fall, he reinvented himself -- as a Texas oilman.

With no assets beyond plans to buy oil and gas fields, he set up shop as Platinum Energy Resources Inc. He had never worked in the oil industry or managed a company. Yet he carried out an initial public offering of stock and within two months persuaded several New York hedge funds to buy a large chunk of the shares, raising $115 million in all.

Mr. Kostiner, 34 years old, acknowledges he is an unconventional oilman. But he says the oil business needs managers "who understand how to hedge, who understand how to raise capital, who know interest rates."

Energy-related endeavors of all kinds are a magnet for cash these days, thanks to the gravity-defying rise of oil prices and the recent boom in investment pools that cater to deep-pocketed institutions and the wealthy. Some energy investments, to be sure, are relatively low-risk and involve industry veterans. But private-equity firms, hedge funds and other professional speculators are also pouring billions into unconventional loans, management teams with limited track records and IPOs on lightly regulated stock markets. (See related story.)

It took the elite private-equity firm Carlyle Group and its affiliate, Riverstone Holdings, just six weeks to raise $4.5 billion this spring for two funds to buy or start energy and power companies. Carlyle-Riverstone spent 2½ years raising $1.1 billion for its last energy fund, which closed in 2004.

Public companies are fueling the frenzy by paying huge premiums to absorb competitors. Anadarko Petroleum Corp. recently agreed to pay $21.1 billion in cash for rivals Kerr-McGee Corp. and Western Gas Resources Inc. -- 40% and 49% more than their stock-market values, respectively, when the deal was announced. Norway's Norsk Hydro ASA last year paid $2.5 billion for Spinnaker Exploration Co., which investors led by Warburg Pincus LLC had started in 1996 with $75 million. In some recent power-plant deals, investors multiplied their original investments by as much as five times in less than two years.

Here in Houston, the boom's U.S. epicenter, veterans of major oil companies and their bankers are abandoning longtime employers for startups. Eric Mullins, a former investment banker at Goldman Sachs Group Inc. in Houston, recently persuaded some big endowments and pension funds to sponsor his career change -- to the tune of $450 million. Now Mr. Mullins, 44, hunts for oil and gas assets as co-head of Lime Rock Resources; the other co-head has an exploration background.

The fevered pitch reminds some of the Silicon Valley boom a few years back. "Energy's about as hot right now as tech was in 2000," says Ben Dell, an energy analyst with Sanford C. Bernstein & Co.

Bullish investors say this isn't another dot-com bubble. The energy industry is built on hard assets. Tight supplies and voracious demand from emerging economies such as China point to the need for more investment, they say.

Jeffrey Currie, head of commodity research at Goldman Sachs in London, says participants are taking more risk now because the energy industry long underinvested in new capacity and supplies have grown extremely tight. "We believe it could take more than a decade to resolve these supply problems before commodity prices can retreat on a more persistent basis," Mr. Currie argued in a recent piece. "Do not expect this investment phase to end soon."

One popular trend: management teams with virtually no assets other than big and costly ideas.

Joseph Bryant, a former top executive with BP PLC and Unocal Corp., is creating an elite team of deep-water oil explorers to hunt the last frontiers of the Gulf of Mexico and other hard-to-reach environs. Searching such virgin territory is mainly the province of big oil companies. Before Mr. Bryant's Houston startup, Cobalt International Energy, drills for his first drop, he must acquire seismic data and state-of-the-art software to research the ocean floor, purchase exploration rights and lease floating rigs that cost as much as $500,000 a day -- all for naught if he hits dry holes.

Yet Mr. Bryant had his pick of sponsors. "It wasn't a question of whether we could get money, but which to take," he says. He picked Carlyle-Riverstone and Goldman Sachs Capital Partners, which together committed $500 million. He recently accepted an additional $100 million from investors led by Canada's KERN Partners Ltd.

Exotic new loan markets are another energy investment trend. Some energy companies that don't yet have positive cash flow are borrowing from hedge funds or others at double-digit interest rates. The loans are sometimes called "second-lien" loans because in the event of trouble the hedge funds have to line up behind more-traditional lenders that have first rights to any collateral.

Last year, the Houston-based founders of Scorpion Offshore Ltd. set out to build five high-end drilling rigs in a Brownsville, Texas, shipyard with an eye toward leasing them. Such rigs are in high demand, but they take years to build and cost $140 million each. "Before you start seeing your first dollar [of revenue], you're 24 months down the road," says Mark Mey, Scorpion's chief financial officer.

Scorpion raised some of what it needed via a public offering of stock on a small Norwegian exchange. Morgan Stanley arranged for a bevy of hedge funds to give it $225 million more in second-lien loans, including $75 million from Citadel Investment Group of Chicago. European banks agreed to lend up to a further $220 million, accepting the rigs as collateral.

Energy startups also are finding it easier to list their shares on small U.K., Canadian and U.S. exchanges.

One popular venue is the London Stock Exchange's Alternative Investment Market. The AIM has no minimum market value for its listed companies and touts a "flexible regulatory approach" with fewer governance requirements than major exchanges. Energy companies now account for a third of AIM's market value. They include exploration outfits with soaring stock prices that have yet to pump any oil and self-styled "green" ventures that generate power from wind or capture gas from pig manure and garbage dumps.

There also are plenty of bold and risky offerings on U.S. exchanges, including the IPO of Mr. Kostiner's Platinum Energy Resources.

Mr. Kostiner grew up in Toronto and studied electrical engineering and applied mathematics at the Massachusetts Institute of Technology. In talks with investors, he plays up his work for Goldman Sachs, where he was a junior trader in his 20s -- a "formative experience" in structuring energy deals, he says. From 2001 to 2003, he worked in New York for Pennsylvania-based Allegheny Energy Inc., where he oversaw a natural-gas-trading operation that helped supply fuel and manage risk for power plants.

Shortly after he left, Allegheny closed its trading desk in the wake of two setbacks: the collapse of Enron Corp., which sparked a downturn for other energy merchants, and an embezzlement scandal involving Daniel Gordon, Allegheny's head trader. Mr. Gordon later pleaded guilty in U.S. District Court in Manhattan to stealing from a prior employer, Merrill Lynch & Co. Inc., and is now imprisoned. Mr. Kostiner says he worked closely with Mr. Gordon on several trading desks, including at Merrill, which sold its energy-trading business to Allegheny. He says he had no knowledge of Mr. Gordon's crimes. Mr. Gordon's lawyer says the scheme didn't involve subordinates.

After leaving Allegheny, Mr. Kostiner briefly formed his own consulting firm but says it "didn't really go anywhere." He took time off to marry and start a family, then came up with his idea for an energy company.

Many small energy companies, says Mr. Kostiner, have considerable assets in the ground but lack the financial expertise to maximize the profits from those assets. Through aggressive hedging and other maneuvers, oil companies can in effect lock in today's prices for their future production of oil or gas. Such arrangements are usually tailored to larger oil companies, and small companies often avoid them because of the risks or restrictive bank terms. But Mr. Kostiner says he has the know-how and contacts to pull it off.

His business plan: buy a company with hard assets and employ hedging "as much as the banks will let us," he says.

After failing to raise money from private-equity firms, Mr. Kostiner got help from hedge-fund manager Mark Nordlicht, who invests in energy among other sectors. "Is there a glut of capital? Maybe. But there's so many opportunities out there," says Mr. Nordlicht.

They created a so-called special purpose acquisition company, or SPAC. These increasingly common entities also are known as a "blank-check" companies because investors in the stock literally don't know at first what they're buying.

SPACs raise capital on the promise that management will find suitable assets to acquire in their target business by a certain date or return remaining funds to shareholders. Acquisitions must be approved by 80% of the company's common shareholders, and usually gain that approval. Unlike private-equity funds, which cater to investors with deep pockets, SPACs also are open to small investors.

Platinum Energy Resources made its debut last Oct. 28 on the OTC Bulletin Board, a market for small stocks that doesn't impose any reporting requirements beyond those of securities regulators. Although Mr. Kostiner and underwriters Casimir Capital LP and Cantor Fitzgerald & Co. sold some shares in the Platinum IPO to banks, family foundations and wealthy individuals, they sold many of the shares to arbitrage hedge funds, which try to profit from price differences in securities that are related to each other.

Energy-industry fundamentals weren't the main consideration for many such fast-money investors, Mr. Kostiner says. They were more interested in the Platinum IPO's share structure. It sold two securities together for $8 -- a $7 share and a $1 warrant that entitled the holder to purchase a Platinum share for $6 after a year. Some traders have darted in and out of the warrants, trying to profit from small price fluctuations.

After looking at more than 30 companies with the help of a geologist, Mr. Kostiner announced in January that his company had agreed to buy Tandem Energy Holdings Inc. of Midland, Texas, for $102 million, a few million dollars less than what the IPO netted. Tandem's stock has traded since last year on the Pink Sheets LLC, another market for smaller companies. The Securities and Exchange Commission warns investors that "companies quoted in the Pink Sheets can be among the most risky investments" because it is an electronic stock-quote system that lacks any listing requirements.

At a recent presentation to existing and prospective shareholders at the Houston Country Club, Mr. Kostiner said Tandem has some fields in Texas and New Mexico pumping out oil and gas and is sitting on other proven but undeveloped fields. He said management hasn't yet exploited these fields because Tandem is "very undercapitalized."

Mr. Kostiner said his offer for Tandem values its barrels of oil in the ground at under $11. If the price of oil is around $70 a barrel and it costs $15 or less a barrel to extract Tandem's oil and pay overhead, he adds in an interview, his company would bring in more than $40 per barrel before depreciation and taxes. Even if oil prices dip, the strategy will work, he says. "My motive is not to make a directional price bet," says Mr. Kostiner. "It's to capture the gap between the price of oil in the ground and commodities prices."

Evaluating the proposed acquisition, however, isn't easy. Although Tandem didn't report quarterly earnings as a Pink Sheets company, Platinum has said in filings that Tandem lost $36.3 million in 2005. Executives attribute the loss to stock-compensation expenses, not oil production. It posted a $1.9 million profit in this year's first quarter, Platinum says. Many of Tandem's assets are mature fields that were shed by big oil companies, including Exxon Mobil Corp., when energy prices were lower.

Mr. Kostiner says $102 million is a good price for Tandem. He cites an independent engineering audit that valued Tandem's proven reserves at about $200 million after expenses including extraction costs, assuming oil and gas prices at a slightly lower level than they are today. Even that figure is conservative, he says, because Tandem has other unproven fields that may have oil. Still, the figure depends on Mr. Kostiner's having an effective operating team to get the oil and gas out of the ground.

Regulatory reviews have delayed the vote on the merger, and some in the fast-money crowd that bought Tandem stock have backed away. York Capital Management says it sold much of its big early stockholding in Platinum recently. Public filings show Millennium Management has trimmed its position.

A vote on the deal is could come as early as this month. If it is approved, Lance Duncan, a Texas homebuilder and energy investor who helped organize Tandem's Pink Sheets listing and connected it with Platinum, would collect a $3 million fee from Platinum and $5 million in stock for future consulting services. Mr. Duncan didn't return calls seeking comment.

Others already have made millions. The Platinum IPO's underwriters were paid about $7 million. Mr. Kostiner and other organizers got 20% of Platinum's stock. After nearing $9 this spring, the combined value of each Platinum share and warrant is now about $8.04. Today, Mr. Kostiner's grant of Platinum stock is worth $6.4 million. He hasn't drawn a salary yet, but the company says he will make market rates as chief executive.

He has picked out a house to buy in Houston and recently got his 2-year-old daughter a pink cowboy hat.

Write to Ann Davis at ann.davis@wsj.com

Forward-Looking Statements

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Platinum, Tandem and their combined business after completion of the proposed merger. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Platinum’s and Tandem's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in the U.S. and abroad; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Tandem is engaged; fluctuations in customer demand; management of rapid growth; general economic conditions; Tandem’s business strategy and plans; the actual quantities of Tandem’s reserves of oil and natural gas; the future levels of production of oil and natural gas by Tandem; future prices of and demand for oil and natural gas; the results of Tandem’s future exploration, development and exploitation activities; future operating and development costs of Tandem’s oil and natural gas properties; and the results of future financing efforts as well as other relevant risks detailed in Platinum’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Platinum nor Tandem assumes any obligation to update the information contained in this filing.

Other Information

Platinum stockholders are urged to read the preliminary proxy statement and, when available, the definitive proxy statement regarding the proposed merger because it contains important information. Copies of filings by Platinum, which will contain information about Platinum and Tandem, will be available without charge, when filed, at the Securities and Exchange Commission's internet site (http://www.sec.gov), and will be available from Platinum, without charge, by directing a request to Platinum Energy Resources, Inc., 25 Phillips Parkway, Montvale, NJ 07645.

The respective directors and executive officers of Platinum and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Platinum’s directors and executive officers is available in Platinum’s Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission on March 24, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the Securities and Exchange Commission when they become available.